Exhibit 99.2
TechTeam Global Completes Sale of Government Solutions Subsidiary to Jacobs Engineering Group Inc.
SOUTHFIELD, Mich., October 5, 2010...TechTeam Global, Inc. (NASDAQ: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today announced that the Company has completed the sale of its government solutions subsidiary, TechTeam Government Solutions, Inc., to Jacobs Engineering Group Inc. (NYSE: JEC) for $43 million in cash, subject to certain escrows and adjustments as set forth in the definitive stock purchase agreement dated June 3, 2010 and as amended on September 14, 2010.
TechTeam has used a portion of the net cash proceeds from the transaction to pay off its debt under its existing credit facility. The Company intends to use the remaining portion of the net cash proceeds from the transaction for working capital and general corporate purposes, and to selectively invest in the growth of its commercial business.
TechTeam will focus on its commercial business, which contributed approximately $64.5 million of the Company’s $94.8 million in total revenue for the six months ended June 30, 2010, and approximately $134.8 million of the Company’s $211.2 million in total revenue for the fiscal year ended December 31, 2009.
“We are pleased to have completed this transaction which is the result of the board’s evaluation over the past 18 months of various strategic alternatives to reposition the Company for stability and growth,” said Seth W. Hamot, chairman of the board of directors of TechTeam Global. Mr. Hamot continued, “This transaction will provide the Company with significant financial flexibility which will enhance our more focused business efforts.” In addition, Mr. Hamot noted, “The sale of our government solutions business is an important step forward to unlocking the intrinsic value of TechTeam’s underlying assets, and we remain committed to evaluating various alternatives for our commercial business to enhance shareholder value.”
Houlihan Lokey served as TechTeam’s financial advisor and Blank Rome LLP and Wiley Rein LLP served as TechTeam’s legal advisors in connection with the sale of TechTeam Government Solutions.
About TechTeam Global, Inc.
TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses. The company’s primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has approximately 2,100 employees across the world, providing IT support in 32 languages. TechTeam’s common stock is traded on the NASDAQ Global Market under the symbol “TEAM.” For more information, call +1 800 522 4451 or visit www.techteam.com.
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone +1 248 357 2866 • Fax +1 248 357 2570 • www.techteam.com

Cautionary Statement Regarding Forward-Looking Statements
The statements contained in this press release that are not purely historical, including statements regarding TechTeam Global’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those stated or implied by such forward-looking statements because of various known and unknown factors, risks and uncertainties including, but not limited to: (i) uncertainties related to the ultimate amount of the post-closing purchase price adjustment to be determined under the definitive stock purchase agreement, as amended, and the amount of costs, fees, expenses and charges relating to the transaction; (ii) uncertainties related to TechTeam Global’s future indemnification obligations under the definitive stock purchase agreement, as amended, including the possibility of TechTeam Global not receiving some or all of the escrowed portion of the purchase price; (iii) the implementation of TechTeam Global’s strategy to refocus its resources on its commercial business and market acceptance of its refocused strategy; (iv) uncertainties related to TechTeam Global’s proposed refocused strategy, including the possibility that TechTeam Global will not be able to successfully operate the remaining portion of its business on a stand-alone basis; (v) uncertainties related to TechTeam Global’s review of various strategic alternatives for its commercial business; and (vi) other risks, including but not limited to the items discussed in documents filed or furnished by TechTeam Global with the SEC, including matters contained in (A) “Item 1A — Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2009, (B) “Part II, Item 1A — Risk Factors” of TechTeam Global’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, (C) the sections of the definitive proxy statement entitled “Material Considerations Relating to the Stock Sale Proposal” and “Cautionary Statements Concerning Forward-Looking Information” (including any amendment or supplement thereto contained in the supplemental proxy materials), and (D) information contained in subsequent reports and additional soliciting materials and otherwise in the definitive proxy statement, as it may be amended or supplemented from time to time. The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.
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Contacts:

TechTeam Global, Inc.	TechTeam Global, Inc.
Margaret M. Loebl	Chris Donohue
VP, Chief Financial Officer and Treasurer	VP, Strategy & Marketing
+1 248 357 2866	+1 248 357 2866
investors@techteam.com	cdonohue@techteam.com
27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone +1 248 357 2866 • Fax +1 248 357 2570 • www.techteam.com